Exhibit 31.1
I, Alan B. Levan, certify that:
1.	I have reviewed this annual report on Form 10-K of BFC Financial Corporation; and

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

/s/ Alan B. Levan
Alan B. Levan,
Chief Executive Officer
Date: April 27, 2007